EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153584, 333-153583, 333-132393, and 333-144190 on Forms S-3 and Registration Statements Nos. 333-43227, 333-77739, 333-135385, and 333-161954 on Forms S-8 of our reports dated February 11, 2010, relating to the financial statements and financial statement schedules of Kilroy Realty Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting provisions), and the effectiveness of Kilroy Realty Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 11, 2010